Exhibit 99

HMN Financial, Inc. Announces Fourth Quarter Results, Deferral of Dividends on Preferred Stock and Annual Meeting

Fourth Quarter Highlights

  Net loss of $9.9 million compared to net income of $0.1 million for fourth quarter of 2009
  Diluted loss per common share of $2.73 compared to diluted loss per common share of $0.08 in the fourth quarter of 2009
  Provision for loan losses of $10.5 million, up $7.1 million from fourth quarter of 2009
  Additional deferred tax valuation reserve of $4.4 million recorded in the fourth quarter of 2010
  Non-performing assets of $84.5 million, up $2.9 million from third quarter of 2010
  Total assets decreased $27 million in fourth quarter of 2010

Annual Highlights

  Net loss of $29.0 million compared to a net loss of $10.8 million for 2009
  Diluted loss per common share of $8.17 compared to diluted loss per common share of $3.39 for 2009
  Provision for loan losses of $33.4 million for 2010, up $6.7 million from 2009
  Deferred tax valuation reserve of $16.6 million recorded in 2010
  Non-performing assets of $84.5 million, up $7.1 million from December 31, 2009
  Total assets decreased $156 million in 2010

ROCHESTER, Minn.--(BUSINESS WIRE)--January 26, 2011--HMN Financial, Inc. (NASDAQ:HMNF):

EARNINGS (LOSS) SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$(9,932)	149	$(28,978)	(10,796)
Net loss available to common stockholders	(10,381)	(292)	(30,762)	(12,543)
Diluted loss per common share	(2.73)	(0.08)	(8.17)	(3.39)
Return (loss) on average assets	(4.41)%	0.06%	(2.98)%	(1.00)%
Return (loss) on average common equity	(49.64)%	0.59%	(31.73)%	(10.33)%
Book value per common share	$10.51	17.94	$10.51	17.94

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $881 million holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $9.9 million for the fourth quarter of 2010, a $10.0 million decrease from net income of $0.1 million for the fourth quarter of 2009. Net loss available to common shareholders for the fourth quarter of 2010 was $10.4 million, an increased loss of $10.1 million, from the net loss available to common shareholders of $0.3 million for the fourth quarter of 2009. Diluted loss per common share for the fourth quarter of 2010 was $2.73, an increased loss of $2.65 from the diluted loss per common share of $0.08 for the fourth quarter of 2009. The decrease in income in the fourth quarter of 2010 is due primarily to a $7.1 million increase in the provision for loan losses between the periods. The increased provision is primarily the result of additional reserves established on commercial loans as a result of decreases in the estimated value of the underlying collateral supporting the loans. The net loss was also adversely affected by the $4.4 million impact of establishing an additional deferred tax valuation allowance during the fourth quarter of 2010 due to the tax treatment of the net operating loss incurred during the quarter. Because of the valuation allowance on the deferred tax asset, the Company was not able to record an income tax benefit during the fourth quarter of 2010 related to the pre-tax loss. This is due to the fact that any current income tax benefit that would normally result from a pre-tax loss is offset by additional deferred tax expense due to an increase in the required valuation allowance. Excluding the deferred tax valuation allowance, the adjusted loss was $6.0 million, or ($1.58) per diluted common share, for the fourth quarter of 2010 and the adjusted loss was $14.2 million, or ($3.76) per diluted common share for the year ended December 31, 2010. The following table reconciles our determination of adjusted loss to the net loss available to common shareholders as prepared in accordance with generally accepted accounting principles:

	Three Months Ended		Year Ended
	December 31, 2010		December 31, 2010
(dollars in thousands, except per share data)	Amount	Diluted per share	Amount	Diluted per share
Net loss available to common shareholders	$(10,381)	(2.73)	$(30,762)	(8.17)
Deferred tax asset valuation allowance	4,364	1.15	16,597	4.41
Adjusted loss	$(6,017)	(1.58)	$(14,165)	(3.76)

The Company is providing adjusted loss information, in addition to reported results prepared in accordance with generally accepted accounting principles, in order to present financial information without the non-cash impact of the deferred tax asset valuation reserve recognized during the quarter and year ended December 31, 2010 and required based on cumulative losses over the previous three-year period and other factors.

Deferred Tax Asset Valuation Allowance
During the quarter and year ended December 31, 2010, the Company established valuation allowances of $4.4 million and $16.6 million, respectively, against its net deferred tax assets. The Company’s primary deferred tax assets relate to its allowance for loan losses, interest on non-accruing loans and net tax operating loss carryforwards. Under generally accepted accounting principles, a valuation allowance must be recognized if it is “more likely than not” that such deferred tax assets will not be realized. In making that determination, management is required to evaluate both positive and negative evidence including recent historical financial performance, forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. The Company performs and updates this evaluation on a quarterly basis.

In conducting its regular quarterly evaluation, the Company made a determination at December 31, 2010 to continue to record a deferred tax valuation allowance based primarily upon the existence of a three year cumulative loss and continued operating losses in 2010. This three year cumulative loss position is primarily attributable to significant provisions for loan losses incurred during the three years ended December 31, 2010. The creation of the valuation allowance, although it increased tax expense and similarly reduced tangible book value, does not have an effect on the Company’s cash flows, and may be recoverable in subsequent periods if the Company were to realize certain sustained future taxable income. Since the amount of the net deferred tax assets available as regulatory capital is already restricted by regulation, the deferred tax valuation allowance has no effect on the Bank’s regulatory capital.

Deferral of Dividends on Preferred Stock
The Company notified the U.S. Department of the Treasury (the “Treasury”) that it is deferring the payment of regular quarterly cash dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) issued to the Treasury as part of the TARP Capital Purchase Program. The next quarterly dividend payment on the TARP Preferred Stock is due on February 15, 2011 in the amount of $325,000. The Company has determined to defer such payment following discussions with its primary regulator, the Office of Thrift Supervision (the “OTS”), in order to preserve cash at the holding company for potential future needs. Under the Company’s informal agreement with the OTS, the Company may not declare or pay any cash dividends without the consent of the OTS, which includes the quarterly dividend payments on the TARP Preferred Stock. The Company intends to re-evaluate the deferral of these dividend payments periodically in consultation with the OTS taking into account the Company’s financial condition, applicable legal restrictions and other relevant factors.

Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors.

President’s Statement
"The operating results for the fourth quarter of 2010 and the deferral of preferred dividends reflect the challenging economic environment that continues to have a negative effect on real estate values, our loan loss provision and the amount of non-performing assets in our portfolio” said Bradley Krehbiel, President of HMN. “We will continue to focus our efforts on reducing non-performing assets, increasing our core deposit relationships and reducing expenses.”

Annual Meeting
The Company, today announced that its annual meeting will be held at the Rochester Golf and Country Club, located at 3100 West Country Club Road, Rochester, Minnesota on Tuesday, April 26, 2011, at 10:00 a.m. local time.

Fourth Quarter Results

Net Interest Income
Net interest income was $7.3 million for the fourth quarter of 2010, a decrease of $0.7 million, or 9.4%, compared to $8.0 million for the fourth quarter of 2009. Interest income was $10.8 million for the fourth quarter of 2010, a decrease of $2.5 million, or 18.6%, from $13.3 million for the same period in 2009. Interest income decreased between the periods primarily because of a $120 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. Interest income also decreased because of a decline in the average yields earned on loans and investments between the periods. The decreased average yields are the result of the 400 basis point decrease in the prime interest rate that occurred in 2008. Decreases in the prime rate, which is the rate that banks charge their prime business customers, decreases the rates on adjustable rate consumer and commercial loans in the portfolio and on new fixed rate loans and investments. The average yield earned on interest-earning assets was 5.04% for the fourth quarter of 2010, a decrease of 39 basis points from the 5.43% average yield for the fourth quarter of 2009.

Interest expense was $3.5 million for the fourth quarter of 2010, a decrease of $1.8 million, or 32.6%, compared to $5.3 million for the fourth quarter of 2009. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposit. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposit, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of a $107 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding brokered certificates of deposit between the periods due to the lower funding needs caused by the reduction in assets between the periods. The average interest rate paid on interest-bearing liabilities was 1.74% for the fourth quarter of 2010, a decrease of 54 basis points from the 2.28% average rate paid in the fourth quarter of 2009. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2010 was 3.39%, an increase of 11 basis points, compared to 3.28% for the fourth quarter of 2009.

Provision for Loan Losses
The provision for loan losses was $10.5 million for the fourth quarter of 2010, an increase of $7.1 million, or 206.0%, from $3.4 million for the fourth quarter of 2009. The provision increased primarily because of the additional reserves established on commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans and an increase in the general reserves required for other risk rated commercial loans as a result of our quarterly internal loan portfolio analysis. Total non-performing assets were $84.5 million at December 31, 2010, an increase of $2.9 million, or 3.5%, from $81.6 million at September 30, 2010. Non-performing loans increased $5.1 million and foreclosed and repossessed assets decreased $2.2 million during the fourth quarter. The non-performing loan and foreclosed and repossessed asset activity for the fourth quarter of 2010 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
September 30, 2010	$63,006	September 30, 2010	$18,573
Classified as non-performing	16,614	Transferred from non-performing loans	217
Charge offs	(1,971)	Other foreclosures/repossessions	204
Principal payments received	(799)	Real estate sold	(755)
Classified as accruing	(8,559)	Net gain on sale of assets	3
Transferred to real estate owned	(217)	Write downs	(1,847)
December 31, 2010	$68,074	December 31, 2010	$16,395

A reconciliation of the allowance for loan losses for the fourth quarters of 2010 and 2009 is summarized as follows:

(Dollars in thousands)	2010	2009
Balance at September 30,	$33,490	$27,044
Provision	10,542	3,445
Charge offs:
Commercial real estate	(571)	(2,532)
Commercial business	(1,203)	(4,069)
Consumer	(111)	(288)
One-to-four family	(86)	0
Recoveries	767	211
Balance at December 31,	$42,828	$23,811

General allowance	$17,794	$11,759
Specific allowance	25,034	12,052
	$42,828	$23,811

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2009.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Non-Accruing Loans:
One-to-four family real estate	$4,844	$3,222	$2,132
Commercial real estate	36,737	33,715	37,122
Consumer	224	348	4,086
Commercial business	26,269	25,721	17,787
Total	68,074	63,006	61,127

Other assets			0
Foreclosed and Repossessed Assets:
One-to-four family real estate	972	906	1,011
Consumer	14	14	5
Commercial real estate	15,409	17,653	15,246
Total non-performing assets	$84,469	$81,579	$77,389
Total as a percentage of total assets	9.59%	8.99%	7.47%
Total non-performing loans	$68,074	$63,006	$61,127
Total as a percentage of total loans receivable, net	10.25%	9.00%	7.65%
Allowance for loan loss to non-performing loans	62.91%	53.15%	38.95%

Delinquency Data:
Delinquencies (1)
30+ days	$4,021	$16,416	$11,140
90+ days	754	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.59%	2.28%	1.37%
90+ days	0.11%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters and December 31, 2009.

Property Type	# of relationships	Principal Amount of Loans at December 31, 2010	# of relationships	Principal Amount of Loans at September 30, 2010	# of relationships	Principal Amount of Loans at December 31, 2009
Residential developments	9	$23,661	10	$24,311	7	$12,030
Single family homes	3	2,673	3	2,651	2	3,088
Hotels	0	0	0	0	1	4,999
Alternative fuel plants	1	4,994	1	4,994	2	12,834
Shopping centers/retail	3	1,099	2	1,075	2	1,136
Restaurants/bar	1	635	2	684	4	2,436
Office buildings	1	3,675	0	0	1	599
	18	$36,737	18	$33,715	19	$37,122

The Company had specific reserves established against the above commercial real estate loans of $13.3 million, $7.9 million and $7.7 million, respectively, at December 31, 2010, September 30, 2010 and December 31, 2009. The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing for the two most recent quarters and December 31, 2009.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
Property Type	#	December 31,	#	September 30,	#	December 31,
		2010		2010		2009
Construction/development	6	$9,148	7	$7,317	5	$4,094
Finance	1	248	2	517	2	8,764
Alternative fuels	0	0	0	0	1	756
Retail	1	2,504	1	2,504	1	32
Banking	2	8,223	2	8,223	1	3,248
Entertainment	1	315	1	321	1	893
Utilities	1	4,614	1	4,629	0	0
Residential rental	0	0	1	350	0	0
Service industry	0	0	3	12	0	0
Restaurant	4	1,217	2	1,848	0	0
	16	$26,269	20	$25,721	11	$17,787

The Company had specific reserves established against the above commercial business loans of $10.7 million, $8.6 million and $3.4 million, respectively, at December 31, 2010, September 30, 2010 and December 31, 2009.

Non-Interest Income and Expense
Non-interest income was $2.0 million for the fourth quarter of 2010, a decrease of $0.1 million, from $2.1 million for the fourth quarter of 2009. Fees and service charges decreased $59,000 between the periods primarily because of decreased ATM fees as a result of exiting a customer ATM relationship in the first quarter of 2010. Gain on sales of loans increased $240,000 due primarily to an increase in the volume of single-family mortgage loans that were sold. Other income decreased $226,000 due to a decrease in the gains recognized on the sale of assets between the periods and a decrease in the revenue generated from the sale of uninsured investment products.

Non-interest expense was $8.2 million for the fourth third quarter of 2010, an increase of $1.6 million, or 24.1%, from $6.6 million for the same period of 2009. Losses on real estate owned increased $1.4 million from the fourth quarter of 2009 primarily because of write downs due to decreases in the fair market values of the assets. Compensation and benefits expense increased $181,000 between the periods primarily because of increased personnel in the commercial loan recovery area. Other non-interest expenses increased $146,000 primarily because of increases in the costs related to other real estate owned. Data processing expense decreased $120,000 from the fourth quarter of 2009 primarily because of a change in the Company’s ATM and debit card vendor during the fourth quarter of 2010. Occupancy expense decreased $52,000 primarily because of a decrease in depreciation expense.

Income tax expense was $482,000 in the fourth quarter of 2010, an increase of $574,000, from a benefit of $92,000 in the fourth quarter of 2009. The Company has recorded a valuation reserve against the entire deferred tax asset balance at December 31, 2010. Since the valuation reserve is established against the entire deferred tax asset balance, the only amount included as income tax expense for the fourth quarter of 2010 relates to the taxes on the change in the fair market value of the available for sale investment portfolio.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $10.4 million for the fourth quarter of 2010, an increased loss of $10.1 million from the $0.3 million net loss available to common shareholders in the fourth quarter of 2009. The net loss available to common shareholders increased primarily because of the increase in the net loss incurred between the periods.

Loss on Assets and Equity
Loss on average assets for the fourth quarter of 2010 was 4.41%, compared to a 0.06% return for the fourth quarter of 2009. Loss on average equity was 49.64% for the fourth quarter of 2010, compared to a 0.59% return for the same period of 2009. Book value per common share at December 31, 2010 was $10.51, compared to $17.94 at December 31 2009.

Annual Results

Net Loss
The net loss was $29.0 million for 2010, an increased loss of $18.2 million, from the $10.8 million loss for 2009. The net loss available to common shareholders was $30.8 million for the year ended December 31, 2010, an increased loss of $18.3 million, from the net loss available to common shareholders of $12.5 million for 2009. Diluted loss per common share for the year ended December 31, 2010 was $8.17, an increased loss of $4.78 from the $3.39 diluted loss per common share for the year ended December 31, 2009.

Net Interest Income
Net interest income was $31.0 million for 2010, a decrease of $2.9 million, or 8.5%, from $33.9 million for 2009. Interest income was $48.3 million for 2010, a decrease of $9.5 million, or 16.4%, from $57.8 million for 2009. Interest income decreased between the periods primarily because of a $94 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. Interest income also decreased because of a decline in the average yields earned on loans and investments. The decreased average yields are the result of the 400 basis point decrease in the prime interest rate that occurred in 2008. Decreases in the prime rate decreased the rates on adjustable rate consumer and commercial loans in the portfolio and on new fixed rate loans and investments. The average yield earned on interest-earning assets was 5.23% for the year ended December 31, 2010, a decrease of 45 basis points from the 5.68% average yield for 2009.

Interest expense was $17.3 million for the year ended December 31, 2010, a decrease of $6.6 million, or 27.7%, from $23.9 million for 2009. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposit. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Banks’ deposits that are in the form of certificates of deposit, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of an $86 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding brokered certificates of deposit between the periods. The average interest rate paid on interest-bearing liabilities was 1.98% for the year ended December 31, 2010, a decrease of 51 basis points from the 2.49% average rate paid for the same period of 2009. Net interest margin (net interest income divided by average interest-earning assets) was 3.36% for the year ended December 31, 2010, an increase of 3 basis points, from the 3.33% margin for 2009.

Provision for Loan Losses
The provision for loan losses was $33.4 million for the year ended December 31, 2010, an increase of $6.7 million, from $26.7 million for the year ended December 31, 2009. The provision for loan losses remained elevated in 2010 primarily because of the $25.9 million in additional reserves established on commercial real estate and commercial business loans primarily as a result of decreases in the estimated value of the underlying collateral supporting the loans, $1.6 million in additional reserves established on a commercial loan due to the borrower filing bankruptcy and a $4.3 million increase in the reserves required for other risk rated commercial loans as a result of our loan portfolio analysis. Total non-performing assets were $84.5 million at December 31, 2010, an increase of $7.1 million from $77.4 million at December 31, 2009. Non-performing loans increased $7.0 million and foreclosed and repossessed assets increased $0.1 million during 2010. The non-performing loan and foreclosed and repossessed asset activity for 2010 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2009	$61,127	December 31, 2009	$16,262
Classified as non-performing	62,009	Transferred from non-performing loans	15,126
Charge offs	(15,231)	Other foreclosures/repossessions	1,158
Principal payments received	(13,733)	Real estate sold	(14,448)
Classified as accruing	(10,972)	Net gain on sale of assets	747
Transferred to real estate owned	(15,126)	Write downs	(2,450)
December 31, 2010	$68,074	December 31, 2010	$16,395

A reconciliation of the allowance for loan losses for 2010 and 2009 is summarized as follows:

(in thousands)	2010	2009
Balance at January 1,	23,811	21,257
Provision	33,381	26,699
Charge offs:
Commercial	(7,006)	(9,421)
Commercial real estate	(7,094)	(13,548)
Consumer	(907)	(1,980)
Single family mortgage	(254)	(82)
Recoveries	897	886
Balance at December 31,	$42,828	$23,811

General allowance	$17,794	$11,759
Specific allowance	25,034	12,052
	$42,828	$23,811

Non-Interest Income and Expense
Non-interest income was $7.3 million for the year ended December 31, 2010, a decrease of $0.8 million, or 10.0%, from $8.1 million for the year ended December 31, 2009. Fees and service charges decreased $396,000 between the periods primarily because of decreased overdraft and ATM fees as a result of exiting a customer ATM relationship in the first quarter of 2010. Gain on sales of loans decreased $286,000 between the periods primarily because of a decrease in the gains recognized on the sale of single family mortgage loans caused by a decrease in loan originations and sales between the periods. Other income decreased $149,000 primarily as a result of increased losses on asset sales and decreased revenue from the sale of uninsured investment products. Mortgage servicing fees increased $25,000 between the periods due to an increase in the single-family mortgage loans being serviced.

Non-interest expense was $27.6 million for the year ended December 31, 2010, a decrease of $4.1 million, or 13.0%, from $31.7 million for the same period in 2009. Losses on real estate owned decreased $2.7 million between the periods because of the decreases in the losses recognized on real estate sold. Other non-interest expenses decreased $1.3 million due primarily to the $1.2 million impact of the reversal of the accrued interest on a state tax assessment as a result of a favorable Minnesota Supreme Court ruling, a $122,000 decrease in item processing charges as a result of implementing improved clearing procedures and a $114,000 decrease in postage and printing supplies primarily as a result of increasing the number of customers receiving electronic statements. Compensation expense increased $84,000 between the periods primarily because of increased personnel in the commercial loan recovery area. Data processing expense decreased $142,000 between the periods primarily because of a change in the Company’s ATM and debit card vendor during the fourth quarter of 2010.

The effect of income taxes changed $11.9 million between the periods from a benefit of $5.6 million for the year ended December 31, 2009 to an expense of $6.3 million for the year ended December 31, 2010. During 2009, additional income tax expense of $1.0 million was recorded, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in prior tax years. Excluding this adjustment, the effective tax rate would have been 40.3% for the year ended December 31, 2009. During 2010, income taxes were increased $16.6 million as a result of recording a deferred tax asset valuation reserve, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling, which reversed the unfavorable tax court ruling from 2009. Excluding these adjustments, the effective tax rate would have been 39.7% for the year ended December 31, 2010.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $30.8 million for the year ended December 31, 2010, an increased loss of $18.2 million, from the net loss available to common shareholders of $12.5 million for 2009. The net loss available to common shareholders increased primarily because of the decrease in net income between the periods.

Loss on Assets and Equity
Loss on average assets for 2010 was 2.98%, compared to 1.00% for 2009. Loss on average common equity was 31.73% for 2010, compared to 10.33% for 2009.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal Savings Bank also operates a loan origination office in Sartell, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding adequate available liquidity, reducing non-performing assets, increasing core retail and commercial deposit relationships, reducing expenses, generating improved financial results, possible recovery of our deferred tax asset valuation allowance and the payment or deferral of dividends. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$20,981	16,418
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $32,036 and $51,840)	33,506	53,559
Other marketable securities
(amortized cost $118,631 and $105,723)	118,058	106,043
	151,564	159,602

Loans held for sale	2,728	2,965
Loans receivable, net	664,241	799,256
Accrued interest receivable	3,311	4,024
Real estate, net	16,382	16,257
Federal Home Loan Bank stock, at cost	6,743	7,286
Mortgage servicing rights, net	1,586	1,315
Premises and equipment, net	9,450	10,766
Prepaid expenses and other assets	3,632	6,762
Deferred tax asset, net	0	11,590
Total assets	$880,618	1,036,241

Liabilities and Stockholders’ Equity
Deposits	$683,230	796,011
Federal Home Loan Bank Advances and Federal Reserve Borrowings	122,500	132,500
Accrued interest payable	1,092	2,108
Customer escrows	818	1,427
Accrued expenses and other liabilities	3,431	4,257
Total liabilities	811,071	936,303
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 26,000	24,264	23,785
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	56,420	58,576
Retained earnings, subject to certain restrictions	55,838	86,115
Accumulated other comprehensive income	541	1,230
Unearned employee stock ownership plan shares	(3,384)	(3,577)
Treasury stock, at cost 4,818,263 and 4,883,378 shares	(64,223)	(66,282)
Total stockholders’ equity	69,547	99,938
Total liabilities and stockholders’ equity	$880,618	1,036,241

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$10,005	12,112	44,248	51,876
Securities available for sale:
Mortgage-backed and related	369	591	1,813	2,768
Other marketable	387	564	2,023	3,039
Cash equivalents	0	0	4	1
Other	73	37	182	87
Total interest income	10,834	13,304	48,270	57,771

Interest expense:
Deposits	2,154	3,703	11,281	17,579
Federal Home Loan Bank advances and Federal Reserve borrowings	1,393	1,557	5,978	6,289
Total interest expense	3,547	5,260	17,259	23,868
Net interest income	7,287	8,044	31,011	33,903
Provision for loan losses	10,542	3,445	33,381	26,699
Net interest income (loss) after provision
for loan losses	(3,255)	4,599	(2,370)	7,204

Non-interest income:
Fees and service charges	1,007	1,066	3,741	4,137
Mortgage servicing fees	261	272	1,067	1,042
Securities gains, net	0	0	0	5
Gain on sales of loans	655	415	1,987	2,273
Other	101	327	476	625
Total non-interest income	2,024	2,080	7,271	8,082

Non-interest expense:
Compensation and benefits	3,300	3,119	13,516	13,432
Losses on real estate owned	1,509	61	1,165	3,873
Occupancy	961	1,013	4,082	4,084
Deposit insurance	439	445	1,933	1,973
Data processing	174	294	1,040	1,182
Other	1,836	1,690	5,820	7,145
Total non-interest expense	8,219	6,622	27,556	31,689
Income (loss) before income tax expense (benefit)	(9,450)	57	(22,655)	(16,403)
Income tax expense (benefit)	482	(92)	6,323	(5,607)
Net income (loss)	(9,932)	149	(28,978)	(10,796)
Preferred stock dividends and discount	449	441	1,784	1,747
Net loss available to common shareholders	$(10,381)	(292)	(30,762)	(12,543)
Basic loss per common share	$(2.73)	(0.08)	(8.17)	(3.39)
Diluted loss per common share	$(2.73)	(0.08)	(8.17)	(3.39)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended		Year Ended
SELECTED FINANCIAL DATA:	December 31,		December 31,
(Dollars in thousand, except per share data)	2010	2009	2010	2009
I. OPERATING DATA:
Interest income	$10,834	13,304	48,270	57,771
Interest expense	3,547	5,260	17,259	23,868
Net interest income	7,287	8,044	31,011	33,903

II. AVERAGE BALANCES:
Assets (1)	893,640	1,027,162	971,094	1,074,233
Loans receivable, net	685,015	811,309	740,323	848,696
Mortgage-backed and related securities (1)	141,812	136,118	154,691	146,484
Interest-earning assets (1)	852,331	972,231	923,462	1,017,838
Interest-bearing liabilities	809,499	916,802	873,880	959,793
Equity (1)	79,368	99,761	91,315	104,489

III. PERFORMANCE RATIOS: (1)
Return (loss) on average assets (annualized)	(4.41)%	0.06%	(2.98)%	(1.00)%
Interest rate spread information:
Average during period	3.30	3.15	3.25	3.19
End of period	3.68	3.12	3.68	3.12
Net interest margin	3.39	3.28	3.36	3.33
Ratio of operating expense to average
total assets (annualized)	3.65	2.56	2.84	2.95
Return (loss) on average common
equity (annualized)	(49.64)	0.59	(31.73)	(10.33)
Efficiency	88.26	65.41	71.98	75.48
	December 31,	December 31,
	2010	2009
IV. ASSET QUALITY:
Total non-performing assets	$84,469	77,389
Non-performing assets to total assets	9.59%	7.47%
Non-performing loans to total loans
receivable, net	10.25%	7.65%
Allowance for loan losses	$42,828	23,811
Allowance for loan losses to total assets	4.86%	2.30%
Allowance for loan losses to total loans
receivable, net	6.45	2.98
Allowance for loan losses to non-performing loans	62.91	38.95

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	10.51	17.94
	Year Ended	Year Ended
	Dec 31, 2010	Dec 31, 2009
VI. CAPITAL RATIOS :
Stockholders’ equity to total assets,
at end of period	7.90%	9.64%
Average stockholders’ equity to average assets (1)	9.40	9.73
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	105.67	106.05
Home Federal Savings Bank
regulatory capital ratios:
Tier 1 or core capital	7.60%	8.64%
Risk-based capital	10.97%	12.12%
	December 31,	December 31,
	2010	2009
VII. EMPLOYEE DATA:
Number of full time equivalent employees	212	212

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, President, 507-252-7169